GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES NEW BOARD MEMBER AND
DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, November 16, 2015 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors elected Donna W. Hyland as a new independent Director of the Company. Ms. Hyland is President and Chief Executive Officer of Children’s Healthcare of Atlanta, one of the largest pediatric healthcare systems in the country. Previously, Ms. Hyland served Children’s as Chief Financial Officer from 1998 to 2002 and as Chief Operating Officer from 2003 to May 2008, when she was named President and CEO. In total, Ms. Hyland has 28 years of business leadership and financial experience and also serves on the board of Cousins Properties, Inc.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, stated, “We are pleased to welcome Ms. Hyland as our newest director. Donna is an extremely talented executive with a wealth of business experience and knowledge that make her a valuable addition to our board. In addition, Donna’s extensive financial background qualifies her to sit on our audit committee as a financial expert. We look forward to her future contributions as a director of the Company.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of sixty-one and one-half cents ($.615) per share on the Company’s common stock.

The dividend is payable January 4, 2016 to shareholders of record December 4, 2015.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2014 revenues of $15.3 billion.

Contacts
Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628